JANA MASTER FUND
                                 200 PARK AVENUE
                                   SUITE 3900
                            NEW YORK, NEW YORK 10166


                                                     May 3rd, 2004

BY HAND DELIVERY AND NEXT DAY MAIL

InterCept, Inc.
3150 Holcomb Bridge Road, Suite 200
Norcross, Georgia 30071

Attention:  Secretary

Gentlemen:

     Pursuant to (i) Section 2.13 of InterCept, Inc.'s ("InterCept" or "you") Amended and Restated Bylaws (the "Bylaws") and (ii) the order (the "Order"), dated April 29, 2004, of the United States District Court For the Northern District of Georgia - Atlanta in Civil Action No. 1:04-CV-1058-JOF, Jana Master Fund, Ltd. ("Jana", "we", "us" or "our") hereby notifies you of the following proposals to be considered at InterCept's 2004 Annual Meeting of Shareholders:

1. Proposal to amend and restate Section 3.3 of the Bylaws in its entirety with the following:

                    "The entire Board of Directors or any individual director may be removed with or without cause by the shareholders, provided that directors elected by a particular Voting Group may be removed with or without cause only by the shareholders in that Voting Group. Removal action may be taken only at a shareholders' meeting for which notice of the removal action has been given, and a director may be removed only by the holders of at least a majority of the votes entitled to be cast. If any removed director is a member of any committee of the Board of Directors, he shall cease to be a member of that committee when he ceases to be a director. A removed director's successor, if any, may be elected at the same meeting to serve the unexpired term. The Board of Directors may not amend or repeal or adopt any bylaw provision inconsistent with this Section 3.3."

2. Proposal to amend and restate the second sentence of Section 3.4 of the Bylaws in its entirety with the following:

                    "Any vacancy occurring on the Board of Directors, including a vacancy resulting from an increase in the number of directors, shall be filled by the shareholders at a shareholders' meeting called for such purpose, or if the shareholders fail to act to fill the vacancy at such shareholders' meeting, by the Board of Directors, even if the remaining directors constitute less than a quorum of the Board of Directors; PROVIDED, HOWEVER, that if the vacant office was held by a director elected by a particular Voting Group, only the holders of shares of that Voting Group or, if such holders fail to act to fill the vacancy at a shareholders' meeting called for such purpose, the remaining directors elected by that Voting Group shall be entitled to fill the vacancy; PROVIDED FURTHER, HOWEVER, that if the vacant office was held by a director elected by a particular Voting Group AND there is no remaining director elected by that Voting Group, the other remaining directors or director (elected by another Voting Group or Groups) may fill the vacancy if the shareholders of the vacated director's Voting Group fail to act to fill the vacancy at a shareholders' meeting called for such purpose; PROVIDED FURTHER, HOWEVER, that notwithstanding the foregoing, a vacancy occurring as a result of a removal of a director with or without cause shall be filled exclusively by the shareholders or, if applicable, holders of shares of a particular Voting Group as provided above. The Board of Directors may not amend or repeal or adopt any bylaw provision inconsistent with the previous sentence of this Section 3.4."

3. Proposal to amend and restate the first sentence of Section 2.3 of the Bylaws in its entirety with the following:

                    "Special meetings of shareholders of one or more classes or series of the Corporation's shares may be called at any time by the Board of Directors, the Chairman of the Board, or the President, and shall be called by the Corporation upon the written request (in compliance with applicable requirements of the Code) of the holders of shares representing ten percent (10%) or more of the votes entitled to be cast on each issue proposed to be considered at the special meeting. The Board of Directors may not amend or repeal or adopt any bylaw provision inconsistent with the previous sentence of this Section 2.3."

     The reason we submit these proposals is to further our goals of maximizing shareholder value. The only material interests we have in InterCept or in the proposed business are our share ownership as described below, our nominations to InterCept's Board of Directors as described below and our goals of maximizing shareholder value.

     Our name, as it appears on InterCept's books, our address and the number of shares of InterCept capital stock we beneficially own are set forth below:

       Name, as it appears on InterCept's books:  Jana Master Fund, Ltd.
       Address:                                   200 Park Avenue
                                                  Suite 3900
                                                  New York, New York 10166
       Number of shares of capital stock
       beneficially owned:                        1,505,663 shares of common
                                                  stock, no par value. In
                                                  addition to the 1,505,663
                                                  shares of Common Stock
                                                  mentioned above, another
                                                  account managed by our
                                                  investment manager JANA
                                                  Partners LLC owns 134,274
                                                  shares of Common Stock.

     For purposes of clarification, our previously submitted proposal, dated April 2, 2004, to elect Kevin J. Lynch and Marc Weisman each as a Class III member to the Board of Directors to fill the seats of the two directors in Class III whose terms are expiring at the 2004 annual meeting remains in effect and we rescind our proposal to nominate Gary Claar and Barry Rosenstein to the Board of Directors.

     If any further information is required concerning any of our proposals, please do not hesitate to contact us.

                             Very truly yours,
                             JANA MASTER FUND, LTD.

                             By: JANA Partners LLC, Its Investment Manager

                             By:__________________________
                                Name:  Barry S. Rosenstein
                                Title:  Managing Member